Exhibit 5.2

Claire Keast-Butler
+44 (0) 20 7556 4211
ckeastbutler@cooley.com

Immunocore Holdings plc
92 Park Drive
Milton Park
Abingdon
Oxfordshire OX14 4RY
United Kingdom

30 September 2022

Ladies and Gentlemen:

Re:	Immunocore Holdings plc — Prospectus Supplement — Exhibit 5.1

1.	INTRODUCTION

1.1
We have acted as English legal advisers to Immunocore Holdings plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) of a prospectus supplement on 30 September 2022 (the “Prospectus Supplement”), pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement supplements a registration statement on Form F-3 that the Company filed with the SEC on 4 April 2022 (the “Registration Statement”). We have taken instructions solely from the Company.

1.2
The Prospectus Supplement relates to the resale by certain securityholders of up to 5,994,620 American Depositary Shares (the “ADSs”) representing up to 5,994,620 ordinary shares with a nominal value of £0.002 each in the capital of the Company (“Ordinary Shares”) comprised of (a) 2,000,000 ADSs representing 2,000,000 Ordinary Shares (the “Private Placement Ordinary Shares”), (b) 1,333,333 Ordinary Shares into which 1,333,333 non-voting ordinary shares of £0.002 each in the capital of the Company (“Non-Voting Ordinary Shares”) may be redesignated (the “Private Placement Non-Voting Ordinary Shares”) and (c) 2,661,287 Ordinary Shares held by GA IMC Holdings, L.P. (“GA”) following the corporate reorganisation (the “Corporate Reorganisation”) undertaken by the Company prior to its initial public offering on 9 February 2021 (the “IPO”) (the “Pre-IPO Ordinary Shares”).

1.3	We are rendering this letter at the request of the Company in connection with the Prospectus Supplement.

1.4
Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Prospectus Supplement and headings are for ease of reference only and shall not affect interpretation.

1.5
All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1	a PDF copy of the Registration Statement;

Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ UK
t: +44 (0) 20 7583 4055  f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word 'partner,' used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

Page Two

2.2	a PDF copy of the Prospectus Supplement;

2.3
a PDF executed copy of the New York law governed securities purchase agreement between the Company and certain investors (the “Investors”) dated 15 July 2022 (the “First Securities Purchase Agreement”);

2.4
a PDF executed copy of the New York law governed securities purchase agreement between the Company and GA IMC Holding, Ltd. dated 15 July 2022 (the “Second Securities Purchase Agreement” and, together with the First Securities Purchase Agreement, the “Securities Purchase Agreement”);

2.5
a PDF copy of the New-York law governed Schedule 4 (Registration Rights) to a shareholders’ agreement between the Company and certain shareholders dated 22 January 2021 (the “2021 Registration Rights Agreement”);

2.6
a PDF executed copy of the New-York law governed registration rights agreement between the Company and the Investors dated 15 July 2022 (the “2022 Registration Rights Agreement” and, together with the 2021 Registration Rights Agreement, the “Registration Rights Agreements”);

2.7
a PDF executed copy of the share exchange agreement between the Company, Immunocore Limited and certain sellers and beneficial owners of shares in Immunocore Limited dated 22 January 2022 (the “Share Exchange Agreement”); and

2.8
a PDF executed copy of a certificate dated 28 September 2022 (the “Secretary’s Certificate”) signed by the Company’s company secretary (the “Company Secretary”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company Secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)
a PDF copy of the certificate of incorporation of the Company dated 7 January 2021 and a PDF copy of the certificate of incorporation on re-registration of the Company as a public company dated 1 February 2021;

(b)	a PDF copy of the articles of association of the Company adopted on incorporation of the Company on 7 January 2021 (the “Incorporation Articles”);

(c)	a PDF copy of the articles of association of the Company adopted on 19 January 2021 (the “Interim Articles”);

(d)	a PDF copy of the articles of association of the Company adopted on 9 February 2021 (the “Current Articles”);

(e)
a PDF executed copy of the written resolutions of the sole director of the Company passed on 19 January 2021 approving, inter alia, (i) the acquisition of the entire issued share capital of Immunocore Limited by the Company by way of a share exchange (the “Share Exchange”) with the shareholders of Immunocore Limited as part of the Corporate Reorganisation, (ii) the allotment and issue of the shares in the capital of the Company in the Share Exchange and (iii) the Share Exchange Agreement, subject to the passing of the Sole Member Written Resolutions (as defined below) and the adoption of the Interim Articles (the “January Written Resolutions”);

(f)
a PDF executed copy of the written resolutions of the sole member of the Company passed on 19 January 2021 (i) authorising the directors of the Company, for the purposes of section 551 of the Companies Act 2006, as amended (the “Companies Act”) to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company for the purposes of the Share Exchange and (ii) adopting the Interim Articles (the “Sole Member Written Resolutions”);

Page Three

(g)
a PDF executed copy of the written resolutions of the board of directors of the Company (the “Board” or the “Directors”) passed in November 2021 constituting a financing and pricing committee of the Board (the “Committee”) with effect from 8 November 2021 (the “Board Written Resolutions”);

(h)	a PDF executed copy of the minutes of a meeting of the Board held on 29 April 2022 at which it was resolved, inter alia, to appoint Siddharth Kaul to the Committee (the “Board Minutes”);

(i)
a PDF executed copy of the minutes of a meeting of the Committee held on 11 July 2022 at which it was resolved, inter alia, to (a) subject to the final approval of Dr.  Bahija Jallal, as Chief Executive Officer of the Company and Brian Di Donato, as Chief Financial Officer of the Company (each individually, an “Authorised Officer” and collectively, the “Authorised Officers”), authorise the allotment and issue of the Private Placement Ordinary Shares to Citibank, N.A., London Branch, as custodian for Citibank, N.A., as depositary, and the Private Placement Non-Voting Ordinary Shares to the relevant Investors, as applicable, and (b) sub-delegate to the Authorised Officers the full power, authority and discretion of the Committee to, inter alia, negotiate, execute and deliver the Securities Purchase Agreement and approve the allotment and issue of the Private Placement Ordinary Shares and the Private Placement Non-Voting Ordinary Shares (the “Committee Minutes”); and

(j)
a PDF executed copy of the minutes of the general meeting of the Company held on 3 February 2021 (the “General Meeting”) at which it was resolved, inter alia, to (i) re-designate all of the series A convertible preference shares, series B convertible preference shares and series C convertible preference shares, each of £0.0001, in the capital of the Company as ordinary shares of £0.0001 in the capital of the Company, (ii) approve the consolidation of every 20 ordinary shares of £0.0001 each into 1 ordinary share of £0.002 each and the consolidation of every 20 non-voting ordinary shares of £0.0001 each into 1 non-voting ordinary share of £0.002 each, (iii) authorise the Directors for the purposes of section 551 of the Companies Act to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £150,000.00 for a period ending on 3 February 2026 and to allot equity securities for cash pursuant to such authority as if section 561 of the Companies Act did not apply to the allotment; and (iv) adopt the Current Articles (the “Shareholder Resolutions”).

In this letter, references to the Pre-IPO Ordinary Shares shall include, where the context so requires and as applicable, references to (i) the ordinary shares of £0.0001 each, series B convertible preference shares of £0.0001 each and series C convertible preference shares of £0.0001 each that were issued to GA in the Share Exchange and (ii) the ordinary shares of £0.0001 each held by GA following the redesignation referred to in paragraph 2.8(j)(i) above.

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:40 a.m. (London time) on 30 September 2022 (the “Online Search”); and

3.2
a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 10:28 a.m. (London time) on 30 September 2022 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

Page Four

4.	OPINIONS

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinions set out in paragraph 6 (Scope of Opinions) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that as at the date of this letter:

4.1	The Company has been duly incorporated and is existing as a public company with limited liability under English law.

4.2
The Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company, or that any petition for the winding-up of the Company has been presented.

4.3	The Private Placement Ordinary Shares and the Pre-IPO Ordinary Shares were validly issued, fully paid or credited as fully paid, and are not subject to any call for payment of further capital.

4.4
The Private Placement Non-Voting Ordinary Shares were validly issued, fully paid or credited as fully paid, and are not subject to any call for payment of further capital.  Upon the redesignation of the Private Placement Non-Voting Ordinary Shares as Ordinary Shares in accordance with the provisions set out in the Current Articles, such Ordinary Shares will rank pari passu with the other Ordinary Shares in the capital of the Company in all respects.

5.	ASSUMPTIONS

In giving the opinions in this letter, we have assumed (without making enquiry or investigation) that:

5.1
all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

5.3	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;

5.4	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.5	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

5.6
the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at each date on which the Private Placement Non-Voting Ordinary Shares are re-designated as Ordinary Shares (each, a “Bring-Down Date”);

5.7
no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act 2006 (the “Companies Act”) and no such notice shall have been received as at the date of this letter and at each Bring-Down Date;

Page Five

5.8	the Incorporation Articles remained in full force and effect and no alteration was made to the Incorporation Articles prior to the adoption of the Interim Articles;

5.9	the Interim Articles remained in full force and effect and no alteration was made to the Interim Articles prior to the adoption of the Current Articles;

5.10	the Current Articles remain in full force and effect and no alteration has been made or will be made to the Current Articles as at the date of this letter and as at each Bring-Down Date;

5.11
to the extent that the obligations of the Company under the Registration Statement, the Registration Rights Agreements, the Share Exchange Agreement and the Securities Purchase Agreement (each a “Relevant Agreement” and together, the “Relevant Agreements”) may be dependent upon such matters, each of the parties to such Relevant Agreement:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)
is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgements, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform the Relevant Agreements;

(d)
is duly qualified to engage in the activities contemplated by the Relevant Agreements and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Relevant Agreements;

(e)
is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the relevant courts or arbitral tribunal specified in such Relevant Agreement and has validly submitted to such jurisdiction; and

(f)	has validly authorised, executed and delivered all relevant documents;

and that each of the foregoing remains the case as at each Bring-Down Date;

5.12
each Relevant Agreement (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that each Relevant Agreement will remain in full force and effect at each Bring-Down Date;

5.13
there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of any of the Relevant Agreements or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of each of the Relevant Agreements;

5.14
in relation to the Relevant Agreements and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that each issuance of Ordinary Shares and Non-Voting Ordinary Shares (and, where applicable, ADSs) was made in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.15
the Company is, and the Company and each party to the Relevant Agreements will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

Page Six

5.16
the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded prior to each Bring-Down Date, and the Prospectus Supplement has been filed with the SEC;

5.17
the Board Minutes and the Committee Minutes referred to in paragraph 2.8 (Documents) are a true record of the proceedings described therein, and that each meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Board or the Committee, as applicable, were duly adopted, have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date;

5.18
the resolutions set out in the January Written Resolutions referred to in paragraph 2.8 (Documents) were validly passed as written resolutions in accordance with the Incorporation Articles, that the sole director of the Company at the time of the January Written Resolutions signed the January Written Resolutions, that all relevant provisions of the Companies Act and the Incorporation Articles were complied with and the Incorporation Articles were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote) and such resolutions were duly adopted;

5.19
the resolutions set out in the Board Written Resolutions referred to in paragraph 2.8 (Documents) were validly passed as written resolutions in accordance with the Current Articles, that all eligible directors of the Company (being all the directors of the Company who would have been entitled to vote on the matter had it been proposed as a resolution at a directors’ meeting, but excluding any director whose vote is not to be counted in respect of a particular matter) have signed one or more copies of the Board Written Resolutions, that all relevant provisions of the Companies Act and the Current Articles were complied with and the Current Articles were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote) and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect as at the date of this letter and as at each Bring-Down Date;

5.20
the Sole Member Written Resolutions referred to in paragraph 2.8 (Documents) were duly passed as written resolutions on 19 January 2021, that the sole member of the Company at the time of the Sole Member Written Resolutions signed the Sole Member Written Resolutions, that all provisions of the Companies Act and the Incorporation Articles were duly observed and that such Sole Member Written Resolutions were duly passed and have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits;

5.21
the General Meeting was duly convened and held on 3 February 2021 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the Shareholder Resolutions referred to in paragraph 2.8 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits;

5.22
all of the Private Placement Ordinary Shares and the Private Placement Non-Voting Ordinary Shares were allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively, under the Shareholder Resolutions, and that authority and that power were and remained unutilised to a sufficient extent to enable the allotment and issue of the Private Placement Ordinary Shares and the Private Placement Non-Voting Ordinary Shares, and that the Directors did not allot or issue (or purport to allot or issue) any Ordinary Shares or Non-Voting Ordinary Shares and did not grant rights (or purport to grant rights) to subscribe for any Ordinary Shares or Non-Voting Ordinary Shares, or convert any security into Ordinary Shares or Non-Voting Ordinary Shares, in excess of such authority or in breach of any other limitation on their authority or power to allot and issue shares or grant rights to subscribe for, or convert any security into, Ordinary Shares or Non-Voting Ordinary Shares;

Page Seven

5.23
the Pre-IPO Ordinary Shares were allotted and issued pursuant to the authority granted to the Directors pursuant to section 551 of the Companies Act under the Sole Member Written Resolutions and such allotments were not subject to the statutory pre-emption rights under section 561 of the Companies Act pursuant to Article 14 of the Interim Articles, and that the Directors did not allot or issue (or purport to allot or issue) any Ordinary Shares or Non-Voting Ordinary Shares and did not grant rights (or purport to grant rights) to subscribe for any Ordinary Shares or Non-Voting Ordinary Shares, or convert any security into Ordinary Shares or Non-Voting Ordinary Shares, in excess of such authority or in breach of any other limitation on their authority or power to allot and issue shares or grant rights to subscribe for, or convert any security into, Ordinary Shares or Non-Voting Ordinary Shares;

5.24	all of the Pre-IPO Ordinary Shares were duly allotted by the Board in accordance with the Interim Articles, as applicable, and the requirements of all applicable laws;

5.25
all of the Private Placement Ordinary Shares and the Private Placement Non-Voting Ordinary Shares were duly allotted by the Board in accordance with the Current Articles and the requirements of all applicable laws;

5.26
any redesignation of the Private Placement Non-Voting Ordinary Shares as Ordinary Shares will be carried out in accordance with the provisions of the Current Articles and approved by the Board or a duly authorised committee or representative thereof;

5.27
the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and will remain so as at each Bring-Down Date, and there is no fact or matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;

5.28	no Ordinary Shares or Non-Voting Ordinary Shares were allotted or issued at a discount to their nominal value (whether in dollars or equivalent in any other currency);

5.29
at the time of the allotment and issue of the Pre-IPO Ordinary Shares, the Company had received in payment for such shares the relevant number of shares in Immunocore Limited in accordance with the Share Exchange Agreement and pursuant to the Share Exchange, and the Company entered the holder or holders thereof in the register of members of the Company showing that all such shares had been fully paid up as to their nominal value and any premium thereon as at the date of such allotment;

5.30
at the time of the allotment and issue of the Private Placement Ordinary Shares and the Private Placement Non-Voting Ordinary Shares, the Company received in full payment for such shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) equal to the aggregate subscription price for such shares, such amount not being less than the aggregate nominal value for such shares, and the Company entered the holder or holders thereof in the register of members of the Company showing that all such shares have been fully paid up as to their nominal value and any premium thereon as at the date of each such allotment;

5.31
there is and will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any Ordinary Shares or Non-Voting Ordinary Shares (or, where applicable, ADSs);

Page Eight

5.32
as at the date of this letter and each Bring-Down Date, the Company has not taken any corporate or other action and no steps have been taken or legal proceedings have been started against the Company for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or becomes unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in this letter, is insolvent or has been dissolved or declared bankrupt;

5.33
all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed and will remain so on each Bring-Down Date;

5.34
there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

5.35
all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinions given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.36
all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement have been or will be duly made or obtained and are, or will be, in full force and effect;

5.37
no ADSs, Ordinary Shares or Non-Voting Ordinary Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”) (the “UK Prospectus Regulation”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the ADSs, the Ordinary Shares or the Non-Voting Ordinary Shares in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

5.38	in issuing Ordinary Shares and Non-Voting Ordinary Shares (and, where applicable, ADSs), the Company was not carrying on a regulated activity for the purposes of section 19 of FSMA;

5.39
all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the Withdrawal Act (“UK MAR”), the UK Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the ADSs, the Ordinary Shares or the Non-Voting Ordinary Shares in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act); and

Page Nine

5.40
no application has been or will be made for any ADSs, Ordinary Shares or Non-Voting Ordinary Shares to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

6.	SCOPE OF OPINIONS

6.1	The opinions given in this letter are limited to English law as it would be applied by English courts on the date of this letter

6.2
We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated in paragraph 4 (Opinions).

6.3
We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinions in paragraph 4 (Opinions), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinions in paragraph 4 (Opinions).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5
We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6
The opinions given in this letter are given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and are subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 4 (Opinions) and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7
This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8
We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10
This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

Page Ten

7.	RESERVATIONS

7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2
The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3
The opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5	We have made no enquiries of any individual connected with the Company.

7.6
If (a) a party to any Relevant Agreement is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) a party to any Relevant Agreement is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of a party to any Relevant Agreement is otherwise affected by Sanctions, then the rights and obligations of such person under such Relevant Agreement may be void and/or unenforceable.

7.7
We express no opinion in this letter on the application or potential application of the National Security and Investment Act 2021 in relation to any Relevant Agreement or any transaction contemplated thereby.

Page Eleven

8.	DISCLOSURE AND RELIANCE

8.1
This letter is addressed to you solely for your benefit in connection with the Registration Statement and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations thereunder.

8.2
This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP